Exhibit 2.5

EXECUTION VERSION

KEEPWELL AGREEMENT

This Keepwell Agreement is made by James E. Duff and Thomas M. Duff (collectively, “Obligors”), in favor of Frozen Food Express Industries, Inc., a Texas corporation (“Beneficiary”), as of July 12, 2013 (this “Agreement”). Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Duff Brothers Capital Corporation, a Texas corporation (“Parent”), Duff Brothers Subsidiary, Inc., a Texas corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Beneficiary, pursuant to which Parent has agreed to commence a tender offer for all of the outstanding shares of Common Stock of the Beneficiary not already owned by affiliates of the Parent (the “Offer”), and if the Offer is completed on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub has agreed to merge with and into the Beneficiary (the “Merger”), with the Beneficiary surviving the Merger as a wholly-owned subsidiary of Parent. Obligors are indirect owners of Parent. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

1. Keepwell. This Agreement is made to induce the Beneficiary to enter into the Merger Agreement. Obligors hereby absolutely, unconditionally and irrevocably agree to take no action, or omit to take any action, that would cause a withdrawal from, stop-payment, or lien upon Parent’s funds for its financial obligations under the Merger Agreement to pay promptly after the Expiration Time for all shares of Common Stock of the Beneficiary validly tendered and not properly withdrawn pursuant to the Offer, subject to the terms and conditions of the Merger Agreement and the prior satisfaction of the Minimum Condition and the other Offer Conditions.

2. No Waiver; Cumulative Rights. No failure on the part of the Beneficiary to exercise, and no delay in exercising, any right, remedy or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Beneficiary of any right, remedy or power under this Agreement, under the Merger Agreement or otherwise, preclude any other or future exercise of any right, remedy or power under this Agreement. Each and every right, remedy and power hereby granted to the Beneficiary or allowed the Beneficiary by law, in equity or by other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Beneficiary at any time or from time to time.

3. Representations and Warranties. The Obligors hereby represent and warrant to the Beneficiary that: (i) this Agreement has been duly and validly executed and is a valid and binding obligation of the Obligors enforceable against them in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (ii) the execution, delivery and performance by the Obligors of this Agreement does not and will not (y) violate any applicable Law or judgment to which the Obligors or any of their assets are subject or (z) require any material consent or other action by any person under, constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any breach of or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation of the Obligors; and (v) the Obligors have the financial capacity necessary to fulfill their obligations under this Agreement. The Obligors acknowledge that the Beneficiary has specifically relied on the accuracy of the representations and warranties contained in this Section 3. In the event of a breach hereof, the Beneficiary shall have a right to seek appropriate monetary damages for such breach.

4. Assignment. Neither the Obligors nor the Beneficiary may assign their respective rights, interests or obligations under this Agreement to any other Person (except by operation of Law). Any other purported assignment in contravention of the foregoing shall be void.

5. Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to the Obligors, to:	James E. Duff & Thomas M. Duff 529 Industrial Park Road Columbia, Mississippi 39429 Facsimile: 601-736-9884

with a copy (which will not constitute notice) to:	Cameron Dee Sewell, Esq. Krage & Janvey, LLP 2100 Ross Avenue, Suite 2600 Dallas, Texas 75201 Facsimile: 214-220-0230

If to the Beneficiary, to:	Frozen Food Express Industries, Inc. 1145 Empire Central Place Dallas, Texas 75247-4305 Attention: S. Russell Stubbs, President Email: [separately provided]

with a copy (which will not constitute notice) to:	Roger W. Bivans, Esq. Baker & McKenzie LLP 2001 Ross Avenue, Suite 2300 Dallas, Texas 75201 Facsimile: 214-965-5955

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the date shown on the return receipt, or (d) if by reputable overnight delivery service, on the second (2nd) Business Day after the sending thereof.

6. Continuing Obligations. Unless terminated pursuant to this Section 6, this Agreement shall remain in full force and effect and shall be binding on the Obligors, their successors and permitted assigns until the obligations of Parent and Merger Sub under the Merger Agreement have been indefeasibly paid, observed, performed, satisfied in full or otherwise terminated or released. Notwithstanding the foregoing, this Agreement shall terminate and the Obligors shall have no further obligations under this Agreement as of the earliest to occur of: (i) the Closing Date, provided that all obligations under the Merger Agreement to be paid or performed on or before the Closing Date have been paid or performed and (ii) upon any termination of the Merger Agreement in accordance with its terms.

7. TEXAS LAW TO APPLY. THIS AGREEMENT, AND ANY DISPUTE, CLAIM, LEGAL ACTION, SUIT, PROCEEDING OR CONTROVERSY ARISING OUT OF OR RELATING HERETO, SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS (EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE OF TEXAS LAW THAT MIGHT REFER THE GOVERNANCE, CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT, TO THE LAW OF ANOTHER STATE).

8. Submission to Jurisdiction. Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the Northern District of Texas and the state district courts sitting in Dallas County, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the foregoing courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

9. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.

10. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

11. Entire Agreement. This Agreement contains all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersedes all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

12. Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

13. Amendment. This Agreement may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by the Beneficiary and the Obligors.

14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

15. No Third Party Beneficiaries. The parties hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

OBLIGORS

By:	/s/ James E. Duff
James E. Duff

By:	/s/ Thomas M. Duff
Thomas M. Duff

BENEFICIARY
FROZEN FOOD EXPRESS INDUSTRIES, INC.

By:	/s/ S. Russell Stubbs
S. Russell Stubbs
President and CEO